UNIT PURCHASE AGREEMENT

BY AND AMONG

ST SAN DIEGO, LLC,

SLEEP COUNTRY USA, INC.,

SC HOLDINGS, INC.

AND

SIMMONS BEDDING COMPANY

Dated as of July 24, 2006

ARTICLE I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	6
1.3	Other Definitional and Interpretive Matters	8
ARTICLE II	SALE AND PURCHASE OF UNITS	9
2.1	Sale and Purchase of Units	9
2.2	Allocation of Purchase Price	9
ARTICLE III	PURCHASE PRICE	10
3.1	Purchase Price	10
3.2	Calculation and Payment of Purchase Price	10
3.3	Post-Closing Purchase Price Adjustment	10
ARTICLE IV	CLOSING AND TERMINATION	12
4.1	Closing Date	12
4.2	Termination of Agreement	12
4.3	Procedure Upon Termination	13
4.4	Effect of Termination	13
ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	13
5.1	Organization and Good Standing	13
5.2	Authorization of Agreement	13
5.3	Conflicts; Consents of Third Parties	14
5.4	Capitalization	14
5.5	Subsidiaries	15
5.6	Financial Statements	15
5.7	No Undisclosed Liabilities	15
5.8	Absence of Certain Developments	16
5.9	Taxes	16
5.10	Real Property	17
5.11	Tangible Personal Property; Condition of Assets	18
5.12	Intellectual Property	19
5.13	Material Contracts	19
5.14	Employee Benefits Plans	21
5.15	Labor and Employment	23
5.16	Litigation	24
5.17	Compliance with Laws; Permits	24
5.18	Environmental Matters	24
5.19	Suppliers	25
5.20	Financial Advisors	25
5.21	Insurance	25
5.22	Related Party Transactions	25
5.23	No Other Representations or Warranties; Schedules	26
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SIMMONS	26
6.1	Organization and Good Standing	26
6.2	Authorization of Agreement	26
6.3	Conflicts; Consents of Third Parties	27
6.4	Ownership and Transfer of Units	27
6.5	Litigation	27
6.6	Financial Advisors	27
ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF PURCHASER	28
7.1	Organization and Good Standing	28
7.2	Authorization of Agreement	28
7.3	Conflicts; Consents of Third Parties	28
7.4	Litigation	29
7.5	Investment Intention	29
7.6	Financial Advisors	29
7.7	Financing	29
7.8	Condition of the Business	29
ARTICLE VIII	COVENANTS	30
8.1	Access to Information	30
8.2	Conduct of the Business Pending the Closing	30
8.3	Consents	32
8.4	Regulatory Approvals	32
8.5	Further Assurances	33
8.6	Confidentiality	33
8.7	Preservation of Records	33
8.8	Publicity	34
8.9	Employee Benefits	34
8.10	Supplementation and Amendment of Schedules	34
8.11	Non-Competition by Holdings, Simmons and their Subsidiaries	35
8.12	Insurance	36
8.13	Tax Matters	37
8.14	Financing	40
ARTICLE IX	CONDITIONS TO CLOSING	40
9.1	Conditions Precedent to Obligations of Purchaser	40
9.2	Conditions Precedent to Obligations of Holdings and Simmons	42
9.3	Notices; Frustration of Closing Conditions	43
ARTICLE X	INDEMNIFICATION	43
10.1	Survival of Representations and Warranties	43
10.2	Indemnification by Simmons	43
10.3	Indemnification by Purchaser	44
10.4	Indemnification Procedures	45
10.5	Certain Limitations on Indemnification	46
10.6	Calculation of Losses; Materiality	47
10.7	Tax Treatment of Indemnity Payments	47
10.8	Exclusive Remedy	47
ARTICLE XI	MISCELLANEOUS	48
11.1	Payment of Sales, Use or Similar Taxes	48
11.2	Expenses	48
11.3	Submission to Jurisdiction; Consent to Service of Process	48
11.4	Entire Agreement; Amendments and Waivers	49
11.5	Governing Law	49
11.6	Notices	49
11.7	Severability	50
11.8	Binding Effect; Assignment	51
11.9	Non-Recourse	51
11.10	Counterparts	51

TABLE OF CONTENTS
(continued)

Schedules

Schedule 5.3(a)	No Conflicts
Schedule 5.3(b)	Consents
Schedule 5.4(b)	Capitalization
Schedule 5.6	Financial Statements
Schedule 5.8	Absence of Certain Changes
Schedule 5.9	Taxes
Schedule 5.10(a)	Real Property
Schedule 5.11	Tangible Personal Property
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(c)	Infringement of Intellectual Property
Schedule 5.13	Material Contracts
Schedule 5.14(a)	Employee Benefit Plans
Schedule 5.15(a)	Labor and Collective Bargaining Agreements
Schedule 5.15(b)	Labor
Schedule 5.16	Litigation
Schedule 5.18	Environmental Matters
Schedule 5.20	Financial Advisors
Schedule 5.21	Insurance
Schedule 5.22	Related Party Transactions
Schedule 7.3(a)	No Conflicts
Schedule 8.2	Conduct of the Business Pending the Closing

Schedules and Exhibits

Schedule 1 - Definition of Adjusted EBITDA
Schedule 2 - Allocation of Purchase Price
Schedule 3 - Preliminary Statement
Exhibit A - Working Capital Statement
Exhibit B - Estoppel Certificate
Exhibit C - Simmons Dealer Incentive Agreement
Exhibit D - Opinion of Counsel
Exhibit E - Form of Authorized Dealer Agreement
Exhibit F - Form of Co-op Advertising Agreement

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (the “Agreement”), dated as of July 24, 2006, by and among ST San Diego, LLC, a California limited liability company (“Purchaser”), Sleep Country USA, Inc., a Delaware corporation, which immediately preceding the Closing (as defined below) shall be converted to a Delaware limited liability company (the “Company”), SC Holdings, Inc., a Delaware corporation (“Holdings”), and Simmons Bedding Company, a Delaware corporation (“Simmons”).

W I T N E S S E T H:

WHEREAS, Holdings owns an aggregate of 3,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, prior to the Closing, Holdings will convert the Company into a Delaware limited liability company named Sleep Country USA, LLC (the “Conversion”), and, after the effective time of the Conversion, the Company shall be deemed, for all purposes of and in accordance with the laws of the State of Delaware, to be the same entity as the Company prior to the Conversion;

WHEREAS, after the Conversion, Holdings will own 100 units of the Company’s common units (the “Units”), which Units will constitute, immediately prior to Closing, all of the issued and outstanding equity interests of the Company;

WHEREAS, Holdings desires to sell to Purchaser, and Purchaser desires to purchase from Holdings, the Units for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, Simmons owns 100% of the issued and outstanding shares of capital stock of Holdings and will receive substantial benefits from the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Certain Definitions.

(a)  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Actual Knowledge” means the actual knowledge of Steve Fendrich, Joe Paviglianti, Terry Horsley, Richard Thomas, Charles Dieteker, Jacqueline Steven, Bill Creekmuir or Kristen McGuffey, or any knowledge which would have been obtained by any such person after inquiry of such other named persons, but without any other inquiry.

“Adjusted EBITDA” has the meaning specified on Schedule 1 attached hereto.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in California and Georgia are open to the public for conducting business and are not required or authorized to close.

“Closing Date Debt” means, without duplication, (A) the amount of (i) the aggregate debt for borrowed money (excluding current liabilities) of the Company outstanding on the Closing Date, and (ii) any amount, whether or not a current liability, owed by the Company to Simmons, Dreamwell, Ltd., a Nevada limited liability company, or any of their respective Affiliates (excluding trade payables incurred in the Ordinary Course of Business), all of which will be required to be repaid by the Company at or immediately prior to the Closing Date, and all prepayment penalties and costs incurred or to be incurred by the Company (or Purchaser) in connection therewith, and (B) the aggregate payoff amount reflected in payoff letters provided on or before the Closing Date in respect of any capitalized equipment lease obligations of the Company (or, if payoff letters are not so provided in respect of any capitalized equipment lease obligations, the aggregate amount of the present value under any such obligations as of the Closing Date determined in accordance with the historical accounting practices of the Company).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, restriction, understanding or undertaking of any kind or character.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Excess Cash” means the amount of any and all cash and cash equivalents of the Company (excluding Petty Cash) as of the Closing Date equal to the excess of current assets of the Company (excluding Petty Cash) over current liabilities of the Company as of the Closing Date, as determined in accordance with GAAP.

“Force Majeure Event” means acts of god or the public enemy, fire, flood, earthquake, war, military action or hostilities, terrorism, sabotage or similar events.

“GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with the Company’s historical practice.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights owned or used by the Company arising from or in respect of the following: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv)  confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”) and (v) Software.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the actual knowledge of Steve Fendrich, Joe Paviglianti, Terry Horsley, Richard Thomas, Charles Dieteker, Jacqueline Steven, Bill Creekmuir or Kristen McGuffey, or any knowledge which would have been obtained by any such person after inquiry that a reasonably prudent person would undertake in the particular circumstance.

“Knowledge of the Purchaser” means the actual knowledge of Dale Carlsen, Michael Dunn, Kevin Moretton, Robert Killgore, Michael Combest, John Haitz, Paul Grimm or Bruce Kerr, or any knowledge which would have been obtained by any such person after inquiry that a reasonably prudent person would undertake in the particular circumstance.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation, or any decree, injunction, judgment, order or ruling.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether known or unknown, direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due and whether or not required to be reflected or reserved against on a balance sheet under GAAP) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, or adverse claim or right of any kind or character.

“Material Adverse Effect” means any circumstance, occurrence of any event, change in, or effect on the Company that, individually or when taken with all other related circumstances, events, changes in or effects on the Company, has (or is reasonably likely to have) a materially adverse effect (financial or otherwise) on (i) the business, assets, properties, results of operations or financial condition of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one of the following: (i) the effect of any change in the United States economy or securities or financial markets in general, which change does not disproportionately affect the Company and which is not the result of a Force Majeure Event; (ii) the effect of any change that generally affects any industry in which the Company operates, which such change does not disproportionately affect the Company and which is not the result of a Force Majeure Event; (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; or (iv) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means solely any act or omission that (i) is in the ordinary and usual course of normal day-to-day operations of the Company, consistent with historical practices, (ii) does not relate to any breach of Contract, tort, infringement, willful misconduct or violation of Law, and (iii) does not require, under Law, Contract or consistent with the historical practices of the Company, authorization by the Company’s Board of Directors.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance and on Schedule 5.10(a); (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease or any Real Property Lease, together with any defects, easements, restrictions, exceptions, rights of way and encumbrances to which any such lessor is subject; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances not arising out of or relating to the failure of the Company to pay any amount when due which would not result in Losses or Liabilities to the Company in excess of $10,000.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petty Cash” means the amount of petty cash kept on hand at each of the Company’s stores, distribution centers, corporate offices and other facilities and excluding cash in bank accounts or uncashed checks, all in the Ordinary Course of Business.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Senior Executives” means the following individuals: Joe Paviglianti, Terry Horsley, Richard Thomas, Charles Dieteker, Jacqueline Steven and, for 2005, Steven Fendrich.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, com-bined, consolidated or unitary returns for any group of entities that includes Holdings or any of their Affiliates.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

“Working Capital” means the current assets (excluding Petty Cash and deferred tax benefits) of the Company, reduced by the current liabilities of the Company (including any intercompany Liabilities owed to Simmons, Dreamwell, Ltd. and their Affiliates (other than the Company), in each case determined in accordance with GAAP. Items already included in Closing Date Debt shall not be included in Working Capital.

1.2  Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Actual Closing Date Working Capital	3.3(a)
Actual Closing Date Working Capital Statement	3.3(a)
Agreement	Recitals
Allocation Statement	2.2(c)
Antitrust Laws	8.4
Arbiter	3.3(b)
Audited Financial Statements	5.6
Balance Sheet	5.6
Balance Sheet Date	5.6
Basket	10.5(a)
Cap	10.5(a)
Closing	4.1
Closing Date	4.1
Common Stock	5.4(a)
Company	Recitals
Company Documents	5.2
Company Plan	5.14
Company Properties	5.10
Confidentiality Agreement	8.6
Consolidated Returns	8.13(a)
Continuing Employees	8.9(a)
Co-op Agreement	9.1(i)
Copyrights	1.1 (in Intellectual Property definition)
Dealer Agreement	9.1(i)
Dealer Incentive Agreement	9.1(h)
Employee Benefit Plan	5.14
Environmental Permits	5.18(a)
Equipment	5.11
ERISA	5.14
Estimated Closing Date Working Capital	3.2
Estimated Closing Date Working Capital Statement	3.2
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Expenses	10.2(a)(ii)
Extra Taxes	8.13(c)
Financing	8.14
Golden Parachute	5.9(p)
Incentives	3.1
Indemnification Claim	10.4(b)
Indemnified Party	10.4(b)
Indemnifying Party	10.4(b)
Losses	10.2(a)(i)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.13(a)
Multiemployer Plan	5.14
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.11
Plan	5.14
Pre-Closing Periods	8.13(a)
Preliminary Statement	3.2
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.9(b)
Real Property Lease	5.10
Revised Statements	2.2(c)
Securities Act	7.5
Simmons Documents	6.2
Simmons Indemnified Parties	10.3(a)
Shares	Recitals
Supplemental Material	8.10
Survival Period	10.1
Tax Claim	8.13(b)
Territory	8.11(a)
Unaudited Financial Statements	5.6
Units	Recitals
Welfare Plan	5.14

1.3  Other Definitional and Interpretive Matters.

(a)  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Notwithstanding the foregoing, for purposes of any calculation used herein referring to July 1, 2006, the calculation date shall be July 1, 2006, notwithstanding the fact it is a Saturday.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule, to the extent reasonably apparent on its face. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF UNITS

2.1  Sale and Purchase of Units. Upon the terms and subject to the conditions contained herein, on the Closing Date, Holdings agrees to sell to Purchaser, and Purchaser agrees to purchase from Holdings, the Units.

2.2  Allocation of Purchase Price. The sale of the Units shall be treated as a sale of assets of the Company for federal, state and local income Tax purposes. At Closing, Simmons and Purchaser shall agree upon a good faith allocation of the Purchase Price and any other items that are treated as additional purchase price for federal, state and local income Tax purposes among the different items of assets of the Company and the covenant described in Section 8.11 and attach hereto as Schedule 2 a statement (the “Allocation Statement”) evidencing such allocation. Purchaser shall provide to Simmons from time to time revised copies of the Allocation Statement (the “Revised Statements”) so as to report any matter on the Allocation Statement that needs updating (including Purchase Price adjustments, if any). Simmons shall have 20 days to review the last Revised Statements and will notify Purchaser of disputes with any revised allocation. The parties shall act in good faith to resolve any such dispute. If the parties cannot resolve the disputed allocation then the Arbiter (as defined herein) shall review and determine the proper allocation. This allocation will be binding on the parties. Any Arbiter fees and expenses shall be borne one-half by Purchaser and one-half by Simmons.

ARTICLE III

PURCHASE PRICE

3.1  Purchase Price. The aggregate consideration for the Units shall be an amount in cash equal to (i) 6.0 times the Adjusted EBITDA for the last full 12-month period ended on July 1, 2006, minus (ii) any Closing Date Debt, minus (iii) any amount by which Estimated Closing Date Working Capital is less than zero, plus (iv) any amount by which the Estimated Closing Date Working Capital exceeds zero, minus (v) the amount, if any, by which the aggregate rebates, co-op advertising and return allowances as of the Closing Date (collectively, the “Incentives”) exceeds the aggregate receivables relating to Incentives as of the Closing Date, plus (vi) the amount, if any, by which the aggregate receivables relating to Incentives as of the Closing Date exceeds the amount of the Incentives (the “Purchase Price”). Any Excess Cash will be distributed by the Company to Holdings immediately prior to Closing (after calculation of the Estimated Closing Date Working Capital), and all Petty Cash will be retained by the Company.

3.2  Calculation and Payment of Purchase Price. Attached as Schedule 3 hereto is a statement agreed to by the parties estimating as of July 1, 2006 (as if the Closing had occurred as of the end of business on such date) the items set forth in items (i) - (vi) of this Section 3.2 below (the “Preliminary Statement”). At least 5 Business Days prior to the Closing Date, the Company shall deliver to Purchaser: (i) a calculation of Adjusted EBITDA; (ii) a calculation of the estimated Working Capital of the Company as of the Closing Date (prior to the distribution of any Excess Cash) determined in accordance with GAAP (the “Estimated Closing Date Working Capital”) and reflected in a statement in substantially the form attached hereto as Exhibit A and in accordance with the methodology used in Schedule 3 hereto (the “Estimated Closing Date Working Capital Statement”); (iii) a calculation of the Closing Date Debt (together with customary pay-off letters from all holders of Closing Date Debt to be repaid as of or prior to the Closing); (iv) a calculation of Excess Cash and Petty Cash; (v) a calculation of the amounts under Section 3.1 (iv) and (v) above; and (vi) a calculation of the Purchase Price to be paid at Closing. Such calculations and statements provided by the Company shall be subject to the review and approval of Purchaser. On the Closing Date, Purchaser shall pay the Purchase Price to Holdings, which shall be paid by wire transfer of immediately available United States funds into an account designated by Holdings.

3.3  Post-Closing Purchase Price Adjustment. Following the Closing, the Purchase Price shall be adjusted as provided in this Section 3.3 to reflect any difference between the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital.

(a)  Within 60 days following the Closing Date, Purchaser shall deliver to Simmons a calculation of the actual Working Capital of the Company as of the Closing Date (prior to the distribution of any Excess Cash) determined in accordance with GAAP (the “Actual Closing Date Working Capital”) and reflected in a statement substantially in the form of Exhibit A attached hereto (the “Actual Closing Date Working Capital Statement”).

(b)  Acceptance of Statements; Dispute Procedures. The Actual Closing Date Working Capital Statement delivered by Purchaser to Simmons shall be conclusive and binding upon the parties unless Simmons, within 20 Business days after delivery to Simmons of the Actual Closing Date Working Capital Statement, notifies Purchaser in writing that Simmons disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. Purchaser shall grant Holdings, Simmons and their Affiliates and representatives (including advisors and accountants) access to all books, records and employees of the Company that is reasonably requested by Holdings or Simmons in connection with Purchaser’s preparation of the Actual Closing Date Working Capital Statement. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Actual Closing Date Working Capital Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 15 days after notice is given by Simmons to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to Deloitte & Touche or such other nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution. Promptly, but no later than 20 days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and Simmons, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Actual Closing Date Working Capital which shall be conclusive and binding on the parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne equally by Purchaser and Simmons.

(c)  Payment. Upon final determination of Actual Closing Date Working Capital as provided in Section 3.3(b) above, (A) if Actual Closing Date Working Capital is greater than Estimated Closing Date Working Capital, the Purchase Price shall be increased by the excess of the Actual Closing Date Working Capital over Estimated Closing Date Working Capital and Purchaser shall promptly, but no later than five Business Days after such final determination, pay the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof, to be distributed to Holdings, and (B) if Actual Closing Date Working Capital is less than Estimated Closing Date Working Capital, the Purchase Price shall be decreased by the excess of Estimated Closing Date Working Capital over Actual Closing Date Working Capital and Simmons shall promptly, but no later than five Business Days after such final determination, pay to Purchaser the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof as determined below.

(d)  Interest. For the purposes of Section 3.3(c), interest will be payable at the “prime” rate, as announced by the Wall Street Journal, Eastern Edition, as of the Closing Date, calculated based on a 365 day year and the actual number of days elapsed.

ARTICLE IV

CLOSING AND TERMINATION

4.1  Closing Date. The closing of the sale and purchase of the Units provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Shartsis Friese LLP, One Maritime Plaza, 18th Floor, San Francisco, California 94111 (or at such other place as the parties may designate in writing) at 10:00 a.m. (San Francisco time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than August 28, 2006, unless another time, date or place is agreed to in writing by the parties hereto. At the election of any party hereto, the Closing may take place through an exchange of consideration and documents using overnight courier service or facsimile.

4.2  Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)  At the election of Holdings or Purchaser on or after August 15, 2006, (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its covenants hereunder. Notwithstanding the foregoing, (i) the Termination Date shall be extended to August 28, 2006 if the only reason the Closing shall not have occurred by such date is due to either the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or early termination shall not have been granted (provided that the parties have complied with their obligations under Section 8.4 hereof); and (ii) the Termination Date shall be extended to August 22, 2006 if the only reason the Closing shall not have occurred by such date is due to the fact the condition set forth in Section 9.1(f) (consents) has not been met, but the Termination Date shall not be extended beyond August 28, 2006 without the consent of Simmons and Purchaser.

(b)  by mutual written consent of Holdings and Purchaser;

(c)  by Purchaser if Purchaser is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company, Simmons or Holdings which has or would prevent one of the conditions set forth in section 9.1(a) or (b) from being satisfied, and Company, Simmons or Holdings, as the case may be, has not cured such breach within 15 days after notice thereof by Purchaser;

(d)  by Company, Simmons or Holdings if none of Company, Simmons or Holdings is then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser which has or would prevent one of the conditions set forth in section 9.2(a) or (b) from being satisfied, and Purchaser has not cured such breach within 15 days after notice thereof by Company, Simmons or Holdings; or

(e)  by Holdings or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

4.3  Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Holdings, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Units hereunder shall be abandoned, without further action by Purchaser or Holdings.

4.4  Effect of Termination.

(a)  In the event that this Agreement is validly terminated in accordance with Section 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Simmons, the Company or Holdings; provided, however that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Section 8.6 and Article XI hereof shall survive any such termination and shall be enforceable hereunder.

(b)  Nothing in this Section 4.4 shall relieve Simmons, Holdings, the Company or Purchaser of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Simmons and Holdings hereby represent and warrant to Purchaser that:

5.1  Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

5.2  Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  Conflicts; Consents of Third Parties.

(a)  Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company; (ii) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any Governmental Body applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Law, other than, in the case of Permits or clause (iv), such conflicts or violations that would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

(b)  Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act. The consents obtained by the Company prior to Closing are sufficient to enable the Purchaser to operate the business immediately following Closing in all material respects as it was operated prior to Closing.

5.4  Capitalization.

(a)  The authorized capital stock of the Company as of the date hereof consists of 3,000 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date hereof, there are 3,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Except as set forth on Schedule 5.4(a), all of the Shares are free and clear of all Liens and claims of every kind.

(b)  Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of the Company. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Stock of the Company.

(c)  Except as set forth on Schedule 5.4(c), the Company has not authorized or issued debt securities or other instruments of indebtedness.

5.5  Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

5.6  Financial Statements. The Company has made available to Purchaser copies of (i) the audited consolidated balance sheet of the Company as at December 28, 2002 and the related audited consolidated statement of income and of cash flows of the Company for the year then ended (such audited statements, including the related notes and schedules thereto, complete and correct copies of which are attached as Schedule 5.6, are referred to herein as the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheets of the Company as at December 27, 2003, December 25, 2004 and December 31, 2005 and the related unaudited consolidated statements of income and cash flows of the Company for the years then ended (complete and correct copies of which are attached as Schedule 5.6), and (iii) the unaudited consolidated balance sheet of the Company as at June 3, 2006 and the related unaudited consolidated statement of income and cash flows of the Company for the five (5) month period then ended (such unaudited statements, including the related notes and schedules thereto, complete and correct copies of which are attached as Schedule 5.6, are referred to herein as the “Unaudited Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 5.6, each of the Audited Financial Statements has been prepared in accordance with GAAP and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein. Except as set forth in the notes thereto and as disclosed in Schedule 5.6, each of the Unaudited Financial Statements has been prepared in accordance with the historical accounting practices of the Company and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein.

For the purposes hereof, the unaudited balance sheet of the Company as at June 3, 2006 is referred to as the “Balance Sheet” and June 3, 2006 is referred to as the “Balance Sheet Date”.

5.7  No Undisclosed Liabilities. The Company does not have any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby and (iii) Liabilities that would not be in excess of $75,000 individually or $150,000 in the aggregate.

5.8  Absence of Certain Developments. Except as set forth on Schedule 5.8, since the Balance Sheet Date, the business has been conducted only in the Ordinary Course of Business and there has not been:

(a)  any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have an effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations of the Company or the business, taken as a whole, resulting in Losses in excess of $75,000 individually or $150,000 in the aggregate;

(b)  any damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

(c)  any capital expenditure or commitment by the Company in excess of $75,000 individually or $150,000 in the aggregate;

(d)  any unfair labor practices or charges, strikes, work stoppages, slowdowns or lockouts or labor grievance or complaints that would reasonably be expected to result in Losses in excess of $75,000 individually or $150,000;

(e)  any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any part to the transfer and assignment of any such assets, property or rights;

(f)  any new or any amendment or termination of any existing Material Contract to which it is a party; or

(g)  any action or event that, if it occurred after the date of this Agreement, would have required the consent of Purchaser under Section 8.2.

5.9  Taxes. Except as set forth on Schedule 5.9:

(a)  All income Tax and other material Tax Returns required to be filed by the Company have been properly completed and filed on a timely basis or otherwise properly extended for subsequent filing by the authorized due dates. The foregoing Tax Returns are correct in all material respects. No extension of time within which to file any income Tax or other material Tax Return of the Company is outstanding.

(b)  With respect to all taxable periods or portions of periods ending on or prior to Closing, all material amounts of Taxes required to be paid by the Company (whether or not required to be shown on any Tax Return and whether or not any Tax Return was required) have been paid.

(c)  No material issues have been raised (and are currently pending) in writing in respect of the Company by any Taxing Authority in connection with any of its Tax Returns. As of the date hereof, no waivers of statutes of limitation with respect to any of the Tax Returns described in clause (a) above have been given by or requested from the Company. All material deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Audited Financial Statements in accordance with GAAP or the Unaudited Financial Statements in accordance with the historical accounting practices of the Company, as the case may be. There are no Liens on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax, except for Permitted Exceptions.

(d)  The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)  Except for the affiliated group of which Simmons is the ultimate parent, since February 1, 2003, the Company has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(f)  The Company is not a party to and has no obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or arrangement (other than such agreements existing as of the date hereof between current members of the Company’s affiliated group and customary Tax indemnification contained in credit or other commercial agreements, the primary purpose of which does not relate to Taxes).

(g)  To the Knowledge of the Company, none of the Company’s assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(h)  The Company has not with respect to any open taxable period applied for and been granted permission to adopt a change in its method of Tax accounting requiring adjustments under Section 481 of the Code or comparable state or foreign Law.

(i)  During the two-year period ending on the Closing Date, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j)  No payment made to any employee, officer, director or independent contractor of the Company (the “Recipient”) pursuant to any employment contract, severance agreement or other arrangement (a “Golden Parachute Payment”) will be nondeductible by the Company because of the application of Sections 280G and 4999 of the Code to any Golden Parachute Payment, nor will the Company be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

(k)  This Section 5.9 represents the sole and exclusive representations and warranties of Simmons and Holdings with respect to Tax matters of the Company.

5.10  Real Property.

(a)  The Company does not own any real property. Schedule 5.10(a) sets forth a complete list of all leases of real property by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” or “Company Properties”) as lessee or lessor. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The Company has provided Purchaser with true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. To the Actual Knowledge of the Company, Holdings and Simmons the landlord is not in material default under any of the Real Property Leases. The Company has not assigned any such lease or sublet all or any part of the Company Properties. Except as described on Schedule 5.10(a), there are no material physical or mechanical defects in any of the Company Properties and  each such facility is in the condition and repair required under the Lease.

(b)  To the Actual Knowledge of the Company, the Real Property Leases and the Company Properties (and improvements thereon) are presently in compliance with all Laws relating to the Real Property, including the Americans with Disabilities Act, except where the failure to be in compliance would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate. The Company has not received any notice from any party asserting that any of the Real Property Leases or the Company Properties are  in violation of any Laws. The Company has not received notice of any pending or threatened condemnation, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Company Properties.

5.11  Tangible Personal Property; Condition of Assets. Schedule 5.11 sets forth a list of all leases of personal property by the Company (“Personal Property Leases”) involving annual payments in excess of $75,000. The Company has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company under any of the Personal Property Leases. The furniture, fixtures, machinery, shelving, racks, equipment, tools, dies, molds, jigs, fixtures, office equipment, business machines, telephones and telephone systems, parts, accessories and other tangible personal property (other than inventory) owned or leased by the Company and used in its operations (collectively, the “Equipment”) constitute all tangible personal property necessary in order for the Company to conduct its business as it has been conducted in the past. All Equipment operates substantially in accordance with its specifications, adequately performs the functions it is supposed to perform, is free of any material structural, mechanical, installation or engineering defects and in good operating condition and repair (ordinary wear and tear excepted). The Company possesses good, valid and marketable title to, or valid leaseholder interest in, or valid license to use all the property under the Personal Property Leases and the Equipment used or necessary for the conduct of the business, free and clear of all Liens other than Permitted Exceptions.

5.12  Intellectual Property.

(a)  Schedule 5.12(a) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and Internet domain names owned by the Company.

(b)  Except as set forth on Schedule 5.12(b), the Company owns, or possesses adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property and Technology used by the Company in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.12(b), the Company owns all rights, title and interests in and to all of the Marks throughout the respective jurisdictions set forth on Schedule 5.12(a) (free and clear of all Liens), and no Person has or has claimed or alleged any right or interest therein or thereto.

(c)  The conduct of the business and operations of the Company and the use of the Intellectual Property and Technology owned by the Company does not infringe or constitute a misappropriation of the Intellectual Property of any Person.

(d)  As of the date of this Agreement, there is no pending Legal Proceeding (and the Company has not received written notice of any claim) challenging any right of the Company in or the validity of any Intellectual Property or Technology owned by or exclusively licensed to the Company, which, to the Knowledge of the Company, if adversely determined, would result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

(e)  Except as set forth on Schedule 5.12(e),As of the date of this Agreement, there are no Orders to which the Company is a party that restrict the Company’s right to use any Intellectual Property or Technology used by the Company in the Ordinary Course of Business.

(f)  Except as set forth on Schedule 5.12(f), to the Knowledge of the Company, no Person is infringing or misappropriating any Intellectual Property owned by or exclusively licensed to the Company.

(g)  To the Knowledge of the Company, no Intellectual Property owned by or exclusively licensed to the Company is invalid or unenforceable.

(h)  The Intellectual Property and Technology are sufficient to continue to operate the business of the Company immediately after the Closing as currently conducted. All patents, trademarks, trade names, service marks and copyrights, and all registrations thereof, included in the Intellectual Property owned by the Company, and all Intellectual Property licensed to the Company, are valid and in full force and effect.

5.13  Material Contracts.

(a)  Schedule 5.13(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)  Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $75,000;

(ii)  Contracts providing for severance, retention, change in control or other similar payments;

(iii)  Contracts in which the Company has agreed or is bound not to compete in any manner or geographic area or in any business;

(iv)  Contracts limiting the Company’s freedom to operate, own, pledge, sell, transfer or otherwise dispose of or encumber any of its assets;

(v)  all Contracts regarding capital stock of the Company, including any shareholder agreement, voting or voting trust agreement or proxy;

(vi)  Contracts between the Company, on one hand, and Simmons, Holdings or any of their Affiliates or any current officer or director of the Company, on the other hand;

(vii)  Contracts with any labor union or association representing any employee of the Company;

(viii)  Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business;

(ix)  Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock of any other Person;

(x)  Contracts relating to the incurrence of indebtedness for borrowed money, or the making of any loans, in each case involving amounts in excess of $75,000;

(xi)  Contracts for indemnification, reimbursement, guaranty, suretyship or other obligation to assume or incur any obligation of a third party involving amounts in excess of $75,000 individually or $150,000 in the aggregate;

(xii)  Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(xiii)  Contracts, including distribution, supply and advertising Contracts, which involve the expenditure of more than $75,000 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 90 days’ or less;

(xiv)  Real Property Leases set forth on Schedule 5.10;

(xv)  Personal Property Leases set forth on Schedule 5.11; and

(xvi)  Contracts under which the Company has licensed any material Intellectual Property or material Technology from any third Person or under which the Company licenses any material Intellectual Property or material Technology to any third Person.

(b)  All Material Contracts are in full force and binding upon the parties thereto. Except as set forth on Schedule 5.13(b), the Company has not received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Material Contract. The Company has provided Purchaser with true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.14  Employee Benefits Plans.

(a)  Schedule 5.14(a) lists each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, independent contractor or director of the Company (the “Company Plans“). Except for amendments that are required for the Company Plans to meet the requirements of applicable law, tax-qualified status under Section 401(a) of the Code, if applicable, or Section 409A of the Code, if applicable, applicable regulatory guidance, the terms of such Company Plans, the Company has no formal plan or commitment, whether legally binding or not, to create any additional Company Plans or modify or change any existing Company Plan that would materially affect any current or former employee, independent contractor or director of the Company.

(b)  With respect to each of the Company Plans, true and complete copies of each of the following documents, as applicable, have been made available to the Purchaser:

(i)  a copy of the Company Plan documents (including all amendments thereto) for each written Company Plan or a written description of any Company Plan that is not otherwise in writing;

(ii)  a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA or the Code, with respect to each Company Plan for the last three (3) Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)  a copy of the actuarial report, if required under ERISA, with respect to each Company Plan subject to ERISA (each, an “ERISA Plan”) for the last three (3) Plan years ending prior to the date of this Agreement for which a report was required;

(iv)  a copy of the most recent Summary Plan Description (“SPD“), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(v)  if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and

(vi)  the most recent determination letter received from the Internal Revenue Service (“IRS”) with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code.

(c)  None of the Company Plans is (or during the prior 6 years has been) subject to Title IV of ERISA.

(d)  The Company has not engaged in a transaction or has taken or failed to take any action in connection with a Company Plan that could subject the Company to any material liability for either a civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e)  All contributions and premiums that the Company and each ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company consistent with historical practice or as otherwise required by GAAP, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

(f)  Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

(g)  Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and with respect to such ERISA Plans, the Company has received a currently effective determination letter from the IRS stating that the ERISA Plan is so qualified, and no event has occurred that would affect such qualified status.

(h)  Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(i)  No Company Plan provides benefits coverage, including without limitation death or medical benefits coverage (whether or not insured), with respect to current or former employees of the Company after retirement or other termination of service (other than coverage (i) mandated by applicable laws or (ii) the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(j)  Except as set forth on Schedule 5.14(a) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due from the Company to any such employee, officer or director.

(k)  There are no pending or, to the Actual Knowledge of the Company, Holdings or Simmons, threatened or anticipated claims by any current or former employee or beneficiary under any Company Plan (other than routine claims for benefits).

5.15  Labor and Employment.

(a)  Except as set forth on Schedule 5.15(a), the Company is not a party to any labor or collective bargaining agreement.

(b)  Except as set forth on Schedule 5.15(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Actual Knowledge of the Company, threatened against or involving the Company, (ii) unfair labor practice charges, or grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company, or (iii) union organizational activities existing with respect to the Company’s employees that, to the Actual Knowledge of the Company, could reasonably be expected to result in Losses or Liabilities in excess of $75,000 individually or $150,000 in the aggregate. Except as set forth on Schedule 5.15(b), no charge is pending nor, to the Company’s Actual Knowledge, threatened, against the Company before any court or agency alleging unlawful discrimination in employment practices and no charge or proceeding with regard to any unfair labor practice is pending before the National Labor Relations Board or any other tribunal. No one has petitioned within the last 3 years, and no one is now petitioning the Company, for union representation of any employees of the Company. The Company has not experienced any labor strike, slow-down, stoppage, labor difficulty or other job action during the last 3 years that, individually or in the aggregate, could reasonably be expected to result in Losses or Liabilities in excess of $75,000 individually or $150,000 in the aggregate.

(c)  Except as set forth in Schedule 5.15(c), the Company: (i) is in compliance with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees and independent contractors, except where the failure to be in compliance would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate; (ii) has paid, withheld and reported all amounts required by Law or by agreement to be paid in respect of or withheld and reported from the wages, salaries and other payment to employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty relating thereto; and (iv) is not liable for any payment to any trust or other fund relating to Company Plans or to any Governmental Body with respect to unemployment compensation benefits, social security or similar types of benefits mandated by Law for employees (other than routine payments to be made in the Ordinary Course of Business).

5.16  Litigation. Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Actual Knowledge of the Company, threatened against the Company (or its officers, directors, employees or agents (while acting as an agent of the Company)) or the Company’s assets, operations or personnel before any Governmental Body. Except as set forth on Schedule 5.16, the Company is not subject to any Order, and the Company is not in breach or violation of any Order.

5.17  Compliance with Laws; Permits.

(a)  The Company is in compliance with all Laws of any Governmental Body applicable to its business or operations, except where the failure to be in compliance would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

(b)  The Company has not received any written notice of or been charged with the violation of any Laws, except where such violation would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

(c)  The Company currently has all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not result in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate.

5.18  Environmental Matters. Except as set forth on Schedule 5.18 hereto:

(a)  the operations of the Company are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

(b)  the Environmental Permits are valid and in full force and effect, and are transferable;

(c)  the Company is not subject to any pending, or to the Actual Knowledge of the Company, threatened claim alleging that the Company may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law;

(d)  there are no pending or, to the Actual Knowledge of the Company, threatened investigations of the business of the Company, or any currently or previously owned or, to the Actual Knowledge of the Company, leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law;

(e)  No Hazardous Material has been Released by the Company, at, on or under the Real Property as to which Remedial Action is required under any Environmental Law within the past 3 years or, to the Actual Knowledge of the Company, at any time prior thereto;

(f)  the Company has not received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any of the real property now or during the 3 years prior to the Closing Date owned or leased by the Company; and

(g)  there are no environmental audits or investigation reports conducted within the last 5 years in the possession of the Company relating to the Real Property or any Company operations thereon which have not been previously provided to the Purchaser.

5.19  Suppliers. Since the Balance Sheet Date, none of the 10 largest suppliers of bedding products to the Company, as measured by the dollar amount of purchases thereby during fiscal year 2005, has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and no such supplier has notified the Company in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

5.20  Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Holdings or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.21  Insurance. Schedule 5.21 is a complete list of all insurance policies currently in effect, or with respect to “occurrence” policies, that were in effect during the 3 years prior to the date hereof, that relate to operation of the business, or cover the Real Property. Schedule 5.21 summarizes the following information for each such policy: the name of the insurer, the type of risks insured, the deductible and limits of coverage and the annual premium. True and complete copies of such policies have been made available to the Purchaser. During the last three (3) years, no material insurance coverage of the Company has lapsed. The Company is not in default or breach with respect to any provision contained in any such insurance policies, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion.

5.22  Related Party Transactions. Schedule 5.22 is an accurate list of the accounts and notes receivable of the Company from and advances to employees, former employees, officers, directors, shareholders and any Affiliate of the foregoing which have not been fully repaid (other than advances provided to employees in connection with the performance of their duties in the Ordinary Course of Business which do not exceed $5,000 in any one instance). Neither Holdings nor any of its Affiliates has entered into any transaction with or is a party to any agreement, lease or other instrument or arrangement, or as of the Closing Date is indebted to or is owed money by the Company that is not disclosed in the Financial Statements. Except as disclosed in the Financial Statements, neither Simmons nor any of its Subsidiaries owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

5.23  No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V and Article VI (each as modified by the Schedules thereto), neither Simmons, Holdings, the Company nor any other Person makes any other express or implied representation or warranty with respect the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, Holdings, Simmons or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V and Article VI hereof (each as modified by the Schedules thereto as supplemented or amended), the Company, Holdings and Simmons hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or any of their respective Affiliates). The Company, Holdings and Simmons make no representations or warranties to Purchaser regarding the probable success or profitability of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SIMMONS

Holdings and Simmons hereby represent and warrant to Purchaser that:

6.1  Organization and Good Standing. Each of Holdings and Simmons is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business.

6.2  Authorization of Agreement. Each of Holdings and Simmons has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Holdings and Simmons in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Simmons Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Simmons Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Holdings and Simmons. This Agreement has been, and each of the Simmons Documents will be at or prior to the Closing, duly and validly executed and delivered by Holdings and Simmons, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Simmons Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Holdings and Simmons, enforceable against Holdings and Simmons in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3  Conflicts; Consents of Third Parties. Except as set forth on Schedule 6.3:

(a)  None of the execution and delivery by Holdings and Simmons of this Agreement or the Simmons Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Holdings and Simmons with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the respective certificates of incorporation and by-laws (or other organizational and governing documents) of Holdings and Simmons; (ii) any Contract, or Permit to which Holdings or Simmons is a party or by which any of the properties or assets of Holdings or Simmons are bound; (iii) any Order of any Governmental Body applicable to Holdings or Simmons or by which any of the respective properties or assets of Holdings or Simmons are bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Holdings or Simmons in connection with the execution and delivery of this Agreement or the Simmons Documents, or the compliance by Holdings and Simmons with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act and (B) for such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a material adverse effect on Holdings’ or Simmons’ ability to consummate the transactions contemplated hereby.

6.4  Ownership and Transfer of Units. Holdings is the record and beneficial owner of the Shares, and as of the Closing Date will be the owner of the Units, free and clear of any and all Liens. Holdings has the corporate power and authority to sell, transfer, assign and deliver such Units as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Units, free and clear of any and all Liens.

6.5  Litigation. There are no Legal Proceedings pending or, to the Actual Knowledge of Holdings and Simmons threatened that are reasonably likely to prohibit or restrain the ability of Holdings or Simmons to enter into this Agreement or consummate the transactions contemplated hereby.

6.6  Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Holdings or Simmons in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Holdings and Simmons that:

7.1  Organization and Good Standing. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California and has all requisite limited liability power and authority to own, lease and operate properties and carry on its business.

7.2  Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company, action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3  Conflicts; Consents of Third Parties.

(a)  Except as set forth on Schedule 7.3(a) hereto, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational or governing documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act.

7.4  Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Purchaser (without any docket or other electronic search having been conducted), threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5  Investment Intention. Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.6  Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.7  Financing. Schedule 7.7 sets forth complete and correct copies of a commitment letter from Wells Fargo (the “Financing Commitment”) for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”). The amount of the Financing, if obtained, together with financing to be provided by Purchaser and its Affiliates, will provide sufficient funds for Purchaser to consummate the transactions contemplated by this Agreement.

7.8  Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Company, Holdings nor Simmons is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company, Holdings and Simmons, as the case may be, in Article V and Article VI, respectively (as modified by the Schedules hereto as supplemented or amended). Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company, Holdings or Simmons set forth in Article V or Article VI, respectively (as modified by the Schedules hereto as supplemented or amended). Purchaser further represents that none of the Company, Holdings, Simmons or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, Holdings, Simmons or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, Holdings, Simmons any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, its Affiliates or their representatives or Purchaser’s or its Affiliates use of, any such information, or other publications or data room information provided to Purchaser, its Affiliates or their representatives, or any other document or information in any form provided to Purchaser, its Affiliates or their representatives in connection with the sale of the Company and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company.

ARTICLE VIII

COVENANTS

8.1  Access to Information. Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company, including an audit of the Company’s inventory, and such examination of the books and records of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Purchaser and its representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.

8.2  Conduct of the Business Pending the Closing.

(a)  Prior to the Closing, except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser, the Company shall:

(i)  conduct the business of the Company only in the Ordinary Course of Business and not introduce any new method, or discontinue any existing method, of operation or accounting;

(ii)  use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company, and (B) preserve the present relationships with suppliers of the Company;

(iii)  maintain its properties and facilities, including those held under the Real Property Leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(iv)  file on a timely basis (or properly file for extensions) all notices, reports or other filings required to be filed with or reported to any Governmental Body with respect to the continuing operations of the Company; and

(v)  perform in all material respects in the Ordinary Course of Business, its obligations under all Material Contracts and comply with the terms and conditions of all licenses and Permits and all applicable Laws.

(b)  Except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement (including the Conversion) or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i)  declare, set aside, make or pay any dividend or other distribution (other than the distribution of Excess Cash to Holdings as contemplated herein or the payment of inter-company Liabilities) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding securities of, or other ownership interests in, the Company;

(ii)  transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)  effect any recapitalization, reclassification or like change in the capitalization of the Company;

(iv)  amend the certificate of incorporation or by-laws of the Company;

(v)  other than as required by Law or any written Contract or Company Plan (as disclosed in Schedule 5.14(a)) (A)  increase the annual level of compensation of any director, officer, employee, consultant or agent of the Company other than in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee, consultant or agent, (C) materially increase the coverage or benefits available under any (or create any new) Company Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director or executive officer of the Company;

(vi)  subject to any Lien, any of the properties or assets (whether tangible or intangible) of the Company, except for Permitted Exceptions;

(vii)  acquire any properties, rights or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties, rights or assets of the Company (except as contemplated by (i) above or pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets) to any Person, including Simmons, Holdings or any Affiliate thereof;

(viii)  modify, amend, terminate any of the existing Real Property Leases or enter into any construction contracts with respect to improvements or alterations with respect to any of the Real Property Leases for an amount in excess of $75,000;

(ix)  cancel or compromise any material debt or claim or waive or release any right of the Company;

(x)  enter into, modify or terminate any labor or collective bargaining agreement of the Company;

(xi)  permit the Company to enter into or agree to enter into any merger or consolidation with any Person;

(xii)  make or rescind any material election relating to Taxes, or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(xiii)  issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness for borrowed money (in excess of such amount set forth on the Balance Sheet);

(xiv)  enter into any transaction or Contract relating primarily to the Company involving obligations or payments in excess of $75,000 in any year; or

(xv)  agree to do anything prohibited by this Section 8.2.

8.3  Consents. The Purchaser and the Company shall use their commercially reasonable efforts, and Simmons and Holdings shall cooperate with Purchaser and the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Sections 5.3(b) and 7.3(b) hereof (and Simmons shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents under Section 6.3(b)); provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested except for any payment which is required to be made under the terms of any Contract. In addition, the Company will request from, and use good faith efforts to obtain, an estoppel certificate (“Estoppel Certificates”) from the landlords under all Real Estate Leases to which the Company is a party in the form attached hereto as Exhibit B.

8.4  Regulatory Approvals. Each of Purchaser, the Company and Holdings (if necessary) shall (a) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within one (1) Business Day after the date of this Agreement in the case of all filings required under the HSR Act (and such filing shall request early termination of the waiting period under the HSR Act), (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

8.5  Further Assurances. Subject to, and not in limitation of, Section 8.4, each of Purchaser, Simmons and the Company shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6  Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Sleep Train, Inc. and the Company dated June 7, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

8.7  Preservation of Records. Holdings, Simmons and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the business of the Company for a period of 7 years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Simmons, Holdings or Purchaser or any of their Affiliates or in order to enable Holdings, Simmons or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Holdings, Simmons or Purchaser wishes the other party to continue to maintain such records after that time, such party shall first give 90 days prior written notice to the other and such party shall have the right at its option and expense, upon prior written notice given to such other party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

8.8  Publicity.

(a)  None of Holdings, Simmons, the Company, Purchaser or their Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Holdings, Simmons, the Company or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Holdings, Simmons, the Company or Purchaser lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b)  Each of Purchaser, the Company, Simmons, and Holdings acknowledge and agree that Simmons shall have the right to file this Agreement (without schedules and exhibits) with the Securities and Exchange Commission, making the Agreement publicly available, and each party hereto further shall have the right to make such other public disclosures to the extent required by Law.

8.9  Employee Benefits.

(a)  Purchaser intends to continue in effect the Company Plans on and after the Closing Date through the respective insurance coverage periods thereof (or, if terminated early, replace any such Company Plan with a reasonably comparable plan) on behalf of each employee of the Company who continues in the employment of the Company or its Affiliates (a “Continuing Employee”). Purchaser hereby agrees to cause the Company to make a payment at the end of the Company’s fiscal year to the Company’s 401(k) Profit Sharing Plan in an amount at least equal to the amount accrued by the Company as of the Closing Date and included in the Actual Closing Date Working Capital.

(b)  If Company Plans are replaced as set forth above, then for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser or its Affiliates providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit each Continuing Employee with his or her years of service with the Company and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan. To the extent not prohibited by the Purchaser Plans, Purchaser shall not deny Continuing Employees coverage on the basis of pre-existing conditions (to the extent provided under an applicable Company Plan) and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

8.10  Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement (the “Supplemental Material”). No Supplemental Material shall have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a). If the Supplemental Material discloses facts that would constitute (in the absence of any amendment to the Schedules for such Supplemental Material) a breach of the Company, Holdings or Simmons’ representations and warranties hereunder and such breach would have a Material Adverse Effect, the Company shall have 15 days to cure any such breach, and if not cured within such 15-day period, the Purchaser may terminate this Agreement by delivering a termination notice to the Company within 10 days after expiration of the 15-day cure period. The termination notice must specify the representation or warranty breached, identify the specific facts in the Supplemental Material that constitute the breach, and describe why the breach would have a Material Adverse Effect. If the Agreement shall not have been terminated during such 10-day period, the Purchaser shall have waived the right to terminate the Agreement based on such Supplemental Material.

8.11  Non-Competition by Holdings, Simmons and their Subsidiaries. In consideration of the benefits of this Agreement to Holdings and Simmons and in order to induce Purchaser to enter into this Agreement, Holdings and Simmons hereby covenant and agree as follows:

(a)  from and after the Closing and until the earlier to occur of (1) the fourth anniversary of the Closing Date and (2) the date upon which a Simmons Sale (as defined below) occurs, Holdings, Simmons and their Subsidiaries shall not, directly or indirectly, as a partner, stockholder, proprietor, joint venturer, or investor, and whether for the benefit of Holdings, Simmons, any of their Subsidiaries, or any other Person: engage in, or own, manage, operate or control, any business or entity which engages anywhere in the States of Washington and Oregon (the “Territory”) in the business of the retail sale of mattresses and bedding products; provided, however, that nothing herein shall prohibit Holdings, Simmons or their Subsidiaries from (i) selling mattresses to other dealers, provided that the terms of any such sales shall not breach the Dealer Incentive Agreement; or (ii) owning, in the aggregate, not more than two percent (2%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither Holdings, Simmons nor any of their Subsidiaries participates in any way in the management, operation or control of such entity; or (iii) operating discount outlet stores solely for the sale of (A) Simmons’ salvage, discontinued, returned or excess products or floor samples, (B) products of licensees of Simmons or its Affiliates, and (iii) inventory from dealers which Simmons agrees to sell on such dealers’ behalf in order to create space at a dealer’s location for Simmons’ products; provided that such outlet stores will be limited to those in operation as of the Closing Date plus one additional outlet store in each of the States of Oregon and Washington (y) of comparable floor space as any pre-existing outlet store and (x) in a comparable location as Simmons’ existing outlet stores; or (iv) entering into a retail business dedicated exclusively to Luxury Products (as defined below) distributed by Windsor Bedding Co., LLC, a Subsidiary of Simmons, or a successor company or Affiliates; or (v) selling products directly to consumers via the internet or permitting dealers to sell products directly to consumers via the internet; or (vi) ownership in a dealer or retail store pursuant to the foreclosure of any pledge of interests in such dealer or retail store to secure any obligations owed to Simmons or any of its Subsidiaries; provided that, Simmons shall use commercially reasonable efforts to divest itself of any such dealer, stores or assets and shall provide Purchaser a right of first refusal to purchase such interests.

As used herein, “Luxury Products” means mattresses and bedding-related products where the mattresses are offered or sold at price points higher than the top-of-the-line products offered by the Company or Simmons’ then current top 10 dealers (by volume) (i.e. it being understood that “Luxury Products” excludes any product or line of products being sold by the Company as of the Closing Date).

As used herein, “Simmons Sale” means solely: (1) a sale of all, or substantially all, of the assets of Simmons and its Subsidiaries, taken as a whole, to an independent third party, or (2) the acquisition by a person or group of related persons (other than the existing stockholders of Simmons) of more than 50% of the voting securities of Simmons, in each case in which the acquirer shall have been, at the time of such acquisition and throughout the 6-month period prior thereto, already engaged in the retail sale of mattresses or bedding products in the States of Oregon and Washington.

(b)  Holdings and Simmons acknowledge that, given the nature of the business of Purchaser and the Company, the covenants contained in this Section 8.11 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Purchaser the goodwill of the Company and to protect the legitimate business interests of Purchaser. If, however, this Section 8.11 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action. Holdings and Simmons agree that Purchaser’s remedies at law for any breach or threat of breach by Holdings or Simmons of the provisions of this Section 8.11 may be inadequate, and that Purchaser shall be entitled to seek an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches of the provisions of this Section 8.11 and to seek enforcement specifically the terms and provisions hereof.

8.12  Insurance.

(a)  Coverage of the Company under all insurance policies maintained by Simmons shall cease for post-Closing incidents, acts, events or occurrences. From and after the Closing, Purchaser will be responsible for obtaining and maintaining all insurance coverages for the Company for post-closing incidents in their own right. All current policies maintained by Simmons under which the Company has coverage, which policies are identified as “Shared Policies” on Schedule 5.21 hereto (the “Shared Policies”) will be retained by Simmons, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto). From and after the Closing, the Company will have the right to assert claims for any loss, liability or damage with respect to the Company (i) under Shared Policies with third party insurers that are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing; (ii) under Shared Policies with third party insurers that are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing; and (iii) Simmons will keep the Company, its officers, directors and employees as named insureds under Claims Made Policies (Director’s and Officers, Employment Practices and Fiduciary Liability) for claims arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing and for a discovery period of five (5) years post-Closing, or comparable policies with the same or substantially similar terms and conditions. Notwithstanding the foregoing, it is understood and agreed that the retention by the Company of the benefit of Occurrence Basis Policies or Claims Made Policies shall, to the extent such coverage also exists with respect to Simmons or any of its current or former Affiliates (other than the Company), be without prejudice to the rights of Simmons or such other current or former Affiliates (other than the Company) to continue to retain the benefit of such policies at and after the Closing Date as such policies were in effect on the date prior to the Closing Date. Simmons’ and Holdings’ obligation to use reasonable best efforts to assist the Company and Purchaser in asserting claims under applicable Shared Policies will include using commercially reasonable efforts in assisting the Company and Purchaser to establish their right to coverage under such Shared Policies.

(b)  Purchaser, the Company and Simmons agree that any claims made under the insurance policies referred to herein in respect of the Company and as to which coverage remains available after Closing shall be administered and collected by Simmons (or by a claims handler appointed by Simmons) on behalf of Purchaser and the Company. Purchaser and the Company shall cooperate fully with Simmons to enable Simmons to comply with the requirements of the relevant insurer, and Purchaser and the Company shall provide such information and assistance as Simmons may reasonably request in connection with any such claim. Any monies received by Simmons as a result of such claims shall be paid over to the Company or Purchaser, net (to the extent such monies are not being paid over to Purchaser pursuant to Simmons’ indemnity obligations under Article X) of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by Simmons).

8.13  Tax Matters.

(a)  Simmons shall prepare or cause to be prepared and either the Company or Simmons, as appropriate, shall file all Tax Returns with respect to the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”). Except as required by Law, without the prior written consent of Simmons (which consent shall not be unreasonably withheld), neither the Company, Purchaser nor any Affiliate of the Company or Purchaser shall file any amended Tax Return with respect to any Pre-Closing Period. To the extent permitted by applicable Law, the Company shall not carry back any Tax attribute to any such period. For the avoidance of doubt, (i) all management bonuses, severance payments, interest payments and deductible financing costs and expenses accrued or paid by the Company on or prior to the Closing Date shall be treated as incurred in a Pre-Closing Period or the pre-Closing portion of a Straddle Period, and (ii) all transactions outside of the ordinary course of business occurring after the Closing shall not be treated as occurring in a Pre-Closing Period or the pre-Closing portion of a Straddle Period. Purchaser shall prepare or cause to be prepared and file all Tax Returns with respect to the Company for all taxable periods that begin before and end after the Closing Date (“Straddle Periods”); provided that all such Tax Returns shall be prepared in manner that is consistent with the prior practice of the Company. Purchaser shall deliver to Simmons copies of each such Tax Return relating to Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Tax Liability required to be paid with such Tax Return (computed in accordance with Section 8.13(b)), at least 20 days prior to the due date for filing such Tax Return, and shall permit Simmons to review and comment on such Tax Return and Tax Statement prior to filing. Purchaser shall not file any such Tax Return relating to Straddle Periods without the prior written consent of Simmons (which shall not be unreasonably withheld or delayed). If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Purchaser shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. If the parties cannot resolve the dispute then any disputed matter shall be submitted to the Arbiter for resolution, which resolution shall be binding on the parties.

(b)  Simmons shall pay or cause to be paid all Taxes of the Company that are allocable to Pre-Closing Periods and the pre-Closing portion of Straddle Periods. With respect to a Straddle Period, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authorities to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable Law does not permit the Company to treat the Closing Date as of the last day of a taxable period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the pre-Closing portion of a Straddle Period shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the period up to the Closing Date, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the period up to the Closing Date, if such period were a taxable period.

(c)  Purchaser shall indemnify Simmons and Holdings for any Extra Taxes incurred by Simmons or Holdings. The term “Extra Taxes” shall mean the excess (on a fully grossed-up after-Tax basis), if any, of (A) any Taxes actually paid by Simmons or Holdings on the sale of all of the units of the Company pursuant to a transaction whereby the Company prior to the Closing effects a Conversion over (B) the actual amount of Taxes that would have been paid by Simmons or Holdings on the sale of all of the capital stock of the Company pursuant to a transaction in which the Company, in lieu of a Conversion, remained a corporation and an election under Section 338(h)(10) of the Code was made by the parties. If between the date of this Agreement and the Conversion (which shall occur one Business Day prior to the Closing Date) any of the parties (or any of their respective advisers) determines that Extra Taxes actually may be incurred by virtue of the Conversion, such party shall notify the other party promptly and the Purchaser may require a 338(h)(10) election be taken in lieu of a Conversion, in which event the Agreement will be revised accordingly. Simmons and Holdings shall take any reasonable action requested in writing by Purchaser, including taking a position on a Tax Return, to minimize the amount of Extra Taxes; provided that any such action that would have an adverse effect on either Simmons or Holdings in the reasonable good faith judgment of Simmons or Holdings shall be deemed not to constitute a reasonable action for purposes of this sentence. Purchaser shall have the right to review and comment on any Tax Return of Simmons or Holdings that reflects any Extra Taxes, and Simmons shall give good faith consideration to any such comments offered by Purchaser.

(d)  Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, an adjustment is proposed, or any other claim is made by any Taxing Authority with respect to the Company (a “Tax Claim”) for a Pre-Closing Period or a Straddle Period, Purchaser shall (to the extent that it has been contacted by the Taxing Authority) promptly notify Simmons of such audit or other proceeding, proposed adjustment or claim. Simmons shall have the right to handle, defend, conduct and control any Tax Claim relating to a Pre-Closing Period. Simmons shall also have the right to compromise or settle any such Tax Claim for Pre-Closing Periods that it has the authority to control pursuant to the preceding sentence, provided any such settlement involving conduct or other equitable remedies shall be subject to Purchaser’s prior written approval; and provided further that, with respect to any Tax Claim involving Extra Taxes, (i) Simmons shall keep Purchaser reasonably informed and consult seriously and in good faith with Purchaser and its tax advisors with respect to any issue relating to such Extra Taxes, (ii) Simmons shall provide Purchaser with copies of all correspondence, notices and other written materials received from any Taxing Authorities and shall otherwise keep Purchaser and its tax advisors advised of significant developments in the Tax Claim with respect to such Extra Taxes and of significant communications involving representatives of the Taxing Authorities, and (iii) Simmons shall provide Purchaser with a copy of any written submission to be sent to a Taxing Authority relating to Extra Taxes prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Purchaser or its tax advisors may have with respect thereto. In the event Simmons settles or compromises any Tax Claim relating to a Pre-Closing Period which requires Purchaser to pay Extra Taxes without Purchaser’s consent (not to be unreasonably withheld), and Purchaser in good faith objects to the terms of such settlement or compromise with respect to the Extra Taxes, then Purchaser shall have the right to submit the matter to the Arbiter. The Arbiter shall determine within 30 days of the submission of the matter to it (which such determination shall be final and binding upon the parties) whether the settlement or compromise by Simmons with respect to Extra Taxes was reasonable with respect to the Extra Taxes that are as a result due. If the Arbiter determines that such settlement or compromise was not reasonable with respect to the Extra Taxes that are as a result due, then Purchaser shall have no obligation to pay the Extra Taxes. Where a Tax Claim relates to a Straddle Period, both Simmons and Purchaser shall equally represent the Company, and shall jointly consent to any compromise or settlement, which consents shall not be unreasonably withheld. To the extent that Simmons requires a power of attorney to represent the Company before a Taxing Authority, Purchaser, the Company or any of their Affiliates (as appropriate), promptly upon written request by Simmons, shall execute such powers or specific authorizations of representative capacity, including acknowledgment on such power or authorization of Simmons’s settlement authority described in this Section 8.13(d). In the event of a conflict between the provisions of this Section 8.13(d), on the one hand, and the provisions of Section 10.4, on the other, the provisions of this Section 8.13(d) shall control.

(e)  Any refunds (and any interest received thereon) of any Tax with respect to the Company attributable to a taxable period beginning after the Closing Date or the post-Closing portion of a Straddle Period shall belong to the Company. Any refunds (and any interest received thereon) of any Tax with respect to the Company attributable to a Pre-Closing Period or the pre-Closing portion of a Straddle Period shall belong to Simmons except for refunds attributable to Extra Taxes, which shall be paid to the Company net of any Taxes imposed on the receipt thereof.

(f)  Following the Closing, Purchaser and Simmons shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Company. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

(g)  Any and all Tax allocation or Tax sharing agreements between the Company on the one hand, and Simmons or any of its Affiliates on the other hand, shall be terminated as to the Company as of the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any past or future period.

8.14  Financing. Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing. In the event any portion of Financing becomes unavailable, Purchaser shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated herein on terms not materially less beneficial to Purchaser as promptly as practicable following the occurrence of such event.

ARTICLE IX

CONDITIONS TO CLOSING

9.1  Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of the Company and Holdings set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however that, the representations and warranties set forth in Sections 5.1 and 5.4 shall instead be read as set forth on Schedule 9.1 hereto, and provided further however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of any or all such breaches of representations and warranties result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)  the Company and Holdings shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(c)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)  there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had a Material Adverse Effect since the Balance Sheet Date;

(e)  the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(f)  Holdings and the Company shall have obtained at least 90% of the consents listed on Schedule 9.1(f) and copies thereof shall have been delivered to Purchaser; provided that such 90% shall include the 5 largest revenue producing (based on 2005 fiscal year revenues) stores;

(g)  the Company shall have received the written resignations, effective as of the Closing Date, of such of the Managers and officers of the Company other than such officers of the Company who are Continuing Employees of the Company;

(h)  Simmons shall have executed and delivered to Purchaser the Dealer Incentive Agreement substantially in the form of Exhibit C (the “Dealer Incentive Agreement”);

(i)  Simmons shall have executed and delivered to Purchaser (A) a new Authorized Dealer Agreement between The Sleep Train, Inc. or one of its Affiliates (which shall cover The Sleep Train, Inc. and the Company) and Simmons (the “Dealer Agreement”) and (B) a new Co-op Advertising Agreement between The Sleep Train, Inc. or one of its Affiliates (which shall cover The Sleep Train, Inc. and the Company) and Simmons (the “Co-op Agreement”), in each case only to revise the existing forms of such agreements attached hereto as Exhibit E and Exhibit F, respectively, in order to make the termination provisions consistent with the termination provisions contained in the Dealer Incentive Agreement and to provide no greater rights for either party to terminate the Authorized Dealer Agreement or Co-op Agreement than set forth in the Dealer Incentive Agreement;

(j)  Holdings shall have delivered, or caused to be delivered, to Purchaser certificates representing the Units, duly endorsed in blank or accompanied by separate assignment of units;

(k)  all undischarged judgments and Liens (other than Permitted Exceptions) shall have been paid off in full and Purchaser shall have received copies of all pay-off letters in respect of all Closing Date Debt (or, with respect to any capitalized leases, at the election of Purchaser, assumed by Purchaser) and such other instruments evidencing the satisfaction and cancellation of such Closing Date Debt, including, without limitation, executed UCC-3 termination statements as reasonably requested by Purchaser;

(l)  Holdings shall have delivered to Purchaser a statement certifying that it is not a foreign person within the meaning of Section 1445 of the Code;

(m)  the Company shall deliver to the Purchaser an opinion of counsel for the Company, Holdings and Simmons, dated as of the Closing Date, in substantially the form of Exhibit D; and

(n)  this Agreement and the consummation of the transactions completed hereunder shall have been approved by the Board of Directors or Managers of Company and Holdings, and each of Company and Holdings shall have delivered to Purchaser a copy of the resolutions of the Board of Directors and Managers, approving this Agreement and the transactions described herein, certified by each entity’s respective Secretary.

9.2  Conditions Precedent to Obligations of Holdings and Simmons. The obligations of Holdings and Simmons to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

(a)  the representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and Holdings and Simmons shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)  Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Holdings and Simmons shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)  the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e)  Purchaser shall have delivered, or caused to be delivered, to Holdings and Simmons evidence of the wire transfers referred to in Section 3.2 hereof;

(f)  Purchaser shall have executed and delivered to Holdings and Simmons the Dealer Incentive Agreement;

(g)  Purchaser shall have executed and delivered to Holdings and Simmons the Dealer Agreement;

(h)  Purchaser shall have executed and delivered to Holdings and Simmons the Co-op Agreement; and

(i)  this Agreement and the consummation of the transactions completed hereunder shall have been approved by the Board of Managers of Purchaser, and Purchaser shall have delivered to Simmons a copy of the resolutions of the Board of Managers, approving this Agreement and the transactions described herein, certified by Purchaser’s Secretary.

9.3  Notices; Frustration of Closing Conditions.

(a)  Each of the Company, Holdings and Simmons, on the one hand, and Purchaser, on the other hand, agree to give prompt notice to each other of, and to use reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its or their representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Closing Date, and (ii) any material failure on its or their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)  None of the Company, Purchaser, Holdings or Simmons may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s (or its affiliates) failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1  Survival of Representations and Warranties.

(a)  The representations and warranties of the parties contained in this Agreement shall, subject to Section 10.5, survive the Closing and claims may be asserted with respect thereto to the extent permitted by this Article X.

(b)  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

10.2  Indemnification by Simmons.

(a)  Subject to Sections 8.13 and 10.5 hereof, Simmons hereby agrees to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against (without duplication) any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses (individually, a “Loss” and, collectively, “Losses”):

(i)  based upon or resulting from the failure of any of the representations or warranties made by Simmons, Holdings or the Company in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, regardless of whether the Purchaser relied on the truth of such representation or warranty or had any knowledge of any breach thereof;

(ii)  based upon or resulting from the breach or nonfulfillment of any covenant on the part of Simmons, Holdings or the Company;

(iii)  except as provided in Sections 8.13(c) and 10.3(c) below, (A) based upon or resulting from any Taxes (including pursuant to any Tax Sharing, Tax Indemnity or Tax allocation agreement or arrangement) of the Company or any of its Affiliates with respect to any Pre-Closing Period or the pre-Closing portion of any Straddle Period (computed in accordance with Section 8.13(b)) (whether now or hereafter known or due upon audit or adjustment by any Governmental Body or otherwise) and (B) any Taxes for which Simmons is responsible under Section 11.1;

(iv)  based upon or resulting from any Closing Date Debt;

(v)  based upon or resulting from (A) any undischarged judgments existing as of the Closing or (B) any Liens existing as of the Closing (other than Permitted Exceptions); and

(vi)  based upon or resulting from any restricted stock agreement, registration rights agreement, securityholders’ agreement, or other similar Contract relating to equity or phantom equity incentive compensation to which any employee is a party or is subject, including any such type of Contract between any employee and Simmons Company, a Delaware corporation, Simmons or any of their respective Affiliates.

(b)  Purchaser acknowledges that Simmons shall not be liable for any Losses or Liabilities arising out of or relating to the failure to obtain the consent of any party under any Contract to the consummation of the transactions contemplated hereby if Purchaser closes the transactions contemplated hereunder without such consent being obtained.

10.3  Indemnification by Purchaser. Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Holdings or Simmons and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Simmons Indemnified Parties”) harmless from and against, and pay to the applicable Simmons Indemnified Parties the amount of, any and all Losses:

(a)  based upon or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date;

(b)  based upon or resulting from the breach or nonfulfillment of any covenant on the part of Purchaser; and

(c)  any Taxes for which Purchaser is responsible under Section 8.13 or 11.1.

10.4  Indemnification Procedures.

(a)  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)  Subject to Section 8.13(d), which shall control with respect to Tax Claims for Pre-Closing Periods or the pre-Closing portion of Straddle Periods, if any Legal Proceeding shall be instituted, or any claim shall be asserted, by any Person that is not a party (or an Affiliate of a party) hereto as to which indemnification may be sought by any Purchaser Indemnified Party under Section 10.2 or any Simmons Indemnified Party under Section 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the Purchaser Indemnified Party or the Simmons Indemnified Party, as applicable (each, an “Indemnified Party”), shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge to be forwarded to the other party (the “Indemnifying Party”). The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party whether or not it shall do so; provided that the attorneys’ fees and other Losses incurred by the Indemnifying Party in connection with such defense, negotiation, settlement or other dealings shall not reduce the amount recoverable under the Cap by the Indemnified Parties. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim, and the Indemnifying Party shall promptly, and in any event within 20 days after demand therefor, reimburse the Indemnified Party for the reasonable costs and expenses of such defense, including attorneys’ fees and other Losses incurred by the Indemnified Party in connection therewith. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense (so long as such fees and expenses are reasonable) of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim, and the party assuming the defense of any Indemnification Claim shall keep the other party reasonably informed at all times of the progress and development of its defense of and compromise efforts with respect to such Indemnification Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other documents. Notwithstanding anything in this Section 10.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless (i) the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim and (ii) the settlement, compromise, or judgment involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief on the Indemnified Party or impose any restrictions on the operation of the business of the Indemnified Party or its Affiliates, in which case the consent of the other party shall not be unreasonably withheld or delayed.

(c)  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any Losses and other sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d)  Any amount due and payable hereunder shall accrue interest from and after the date due until paid in full at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, in effect as of the date payment first became due, calculated based on a 365-day year and the actual number of days elapsed.

10.5  Certain Limitations on Indemnification.

(a)  Notwithstanding the provisions of this Article X, neither Simmons nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2(a)(i) and 10.2(a)(ii) or Sections 10.3(a) and 10.3(b), for any individual item, or group of items arising out of the same event, unless the aggregate amount of all such Losses exceeds $450,000 (the “Basket”) and then only for Losses in excess of the Basket. In no event shall the aggregate indemnification to be paid by Simmons or Purchaser under this Article X exceed $12,000,000 (the “Cap”). Notwithstanding the foregoing, neither the Basket nor the Cap shall apply to Losses based upon or related to (i) fraud, criminal wrongdoing or willful breach, (ii) any matter subject to indemnification pursuant to Sections 10.2(a)(iii) through 10.2(a)(vi), or (iii) the failure to be true and correct of any of the representations and warranties set forth in Section 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.9 (Taxes), 5.14(e) through 5.14(j) (Employee Benefit Plans), 5.15(c)(ii) - 5.15(c)(iv), 6.1 (Organization), 6.2 (Authorization), 6.4 (Ownership), 6.6 (Financial Advisors), 7.1 (Organization), 7.2 (Authorization) or 7.6 (Financial Advisors) hereof.

(b)  No Indemnifying Party shall be required to indemnify the Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

(c)  The indemnification obligations set forth in this Article X with respect to a breach of a particular representation, warranty, agreement or covenant shall survive the Closing for a period of 21 months from the Closing Date; provided, however, that Simmons’ obligation to indemnify the Purchaser for any Losses based upon or related to (i) fraud, criminal wrongdoing or willful breach, (ii) any matter subject to indemnification pursuant to Sections 10.2(a)(iii) through 10.2(a)(vi), or (iii) the failure to be true and correct of any of the representations and warranties set forth in Sections 5.2 (Authorization), 5.4 (Capitalization), 5.9 (Taxes) and 6.4 (Ownership) shall survive the Closing Date until expiration of the applicable statute of limitations.

(d)  Absent fraud, Purchaser shall not make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.

10.6  Calculation of Losses; Materiality.

(a)  The amount of any Losses for which indemnification is provided under this Article X shall be net of any Tax benefit actually recognized or any other amounts actually recovered by the Indemnified Party from any other Person with respect thereto; provided, however, that each Indemnifying Party waives any right to require any Indemnified Party to (i) recover under any insurance policies for any Losses, (ii) proceed against any other Person, or (iii) pursue any other remedy whatsoever in the power of any Purchaser Indemnified Party. An Indemnified Party shall not be entitled to any right of set-off against any payment due the Indemnifying Party for any Losses to which any Indemnified Party is entitled to be indemnified hereunder with respect to any Indemnification Claim unless (i) the Indemnifying Party has agreed in writing it is obligated to pay the amount of the Losses which the Indemnified Party seeks to set-off, or (ii) a judgment has been rendered by a court of competent jurisdiction that the Indemnifying Party owes the Indemnified Party the amount of the Losses which the Indemnified Party seeks to set-off.

(b)  Materiality; Material Adverse Effect. For purposes of determining whether a representation or warranty has been breached for purposes of indemnification under this Article X, the words “material” and “Material Adverse Effect” or variations thereof shall be disregarded, and the phrase “resulting in Liabilities or Losses in excess of $75,000 individually or $150,000 in the aggregate” (or substantially similar variations thereof) shall as a measure of materiality, also be disregarded.

10.7  Tax Treatment of Indemnity Payments. Simmons and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

10.8  Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X, except with respect to claims resulting from fraud, criminal wrongdoing or willful breach. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Holdings, Simmons or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 10.9 shall not operate to interfere with or impede the operation of the provisions of Article III providing for the (i) resolution of certain disputes relating to the Purchase Price between the parties and/or by the Arbiter and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief), including under Section 8.11.

ARTICLE XI

MISCELLANEOUS

11.1  Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever (collectively, the “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne 50% by Simmons and 50% by Purchaser; provided, however, that Purchaser shall be responsible for any and all Transfer Taxes resulting from the consummation of the transactions contemplated by this Agreement (including, without limitation, the Conversion) which Taxes would not have arisen had the transaction been structured as a transfer of stock of a corporation to the Purchaser in a transaction pursuant to which an election under Section 338(h)(10) of the Code had been made; provided, further, it is acknowledged and agreed by the parties that Purchaser shall not be responsible for any Transfer Taxes arising out of the transfer of real property or improvements thereon.

11.2  Expenses. Except as otherwise provided in this Agreement, each of Holdings and Simmons (with respect to their and the Company’s expenses) and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that Purchaser shall bear all pre-Closing expenses related to the Conversion, including obtaining consents from the Board of Directors and the sole stockholder of the Company and the filing of a certificate of conversion with the Delaware Secretary of State (which shall be performed by Simmons or its counsel) and obtaining or seeking to obtain any rulings requested by Purchaser from any Taxing Authorities with respect to the Conversion (which shall be performed by Purchaser or its counsel), as well as any post-Closing expenses related to the Conversion, including filing fees or other costs and expenses associated with assigning Intellectual Property and filing notices of name changes with any Governmental Body (which shall be performed by Purchaser or its counsel). Purchaser shall be responsible for all filing fees required in connection with compliance with the HSR Act.

11.3  Submission to Jurisdiction; Consent to Service of Process.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within Seattle, Washington over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.7.

11.4  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

11.6  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Holdings or Simmons, to:

c/o Simmons Bedding Company
One Concourse Parkway, Suite 800
Atlanta, GA 30328
Facsimile: (770) 206-2669
Attention:  Chief Financial Officer and General Counsel

With copies (which shall not constitute notice) to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
Facsimile: (617) 227-3514
Attention:  Scott Schoen
Todd Abbrecht
George Taylor

and

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Facsimile:  (617) 772-8333

Attention:  Marilyn French, Esq.

If to Purchaser, to:

ST San Diego, LLC

8391 Auburn Boulevard

Citrus Heights, CA 95610

Facsimile: (916) 735-1382

Attention: Dale Carlsen

With a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Facsimile: (415) 421-2922

Attention: Derek Wilson, Esq.

11.7  Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Holdings, Simmons or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9  Non-Recourse. Excluding fraud or criminal wrongdoing, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Holdings, Simmons or the Company or any of their respective Affiliates shall have any liability for any obligations or liabilities of Holdings, Simmons or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

ST SAN DIEGO, LLC

By:	/s/ Dale R. Carlsen
	Name:	Dale R. Carlsen
	Title:	Managing Member

SLEEP COUNTRY USA, INC.

By:	/s/ William S. Creekmuir
	Name:	William S. Creekmuir
	Title:	Executive Vice President, Assistant Treasurer and Assistant Secretary

SC HOLDINGS, INC.

By:	/s/ William S. Creekmuir
	Name:	William S. Creekmuir
	Title:	Executive Vice President, Assistant Treasurer and Assistant Secretary

SIMMONS BEDDING COMPANY

By:	/s/ Charles R. Eitel
	Name:	Charles R. Eitel
	Title:	Chief Executive Officer

Guarantee

The Sleep Train, Inc., a California corporation (“Sleep Train”) and an affiliate of the Purchaser, hereby guarantees to Simmons the payment and performance of all obligations and covenants of Purchaser under this Unit Purchase Agreement dated as of July 24, 2006 among ST San Diego, LLC, Sleep Country USA, Inc., SC Holdings, Inc. and Simmons Bedding Company (the “Agreement”), it being acknowledged that Simmons need not exhaust its remedies against Purchaser in order to enforce this guarantee. Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

Sleep Train hereby represents and warrants (and agrees to indemnify Simmons for any losses arising out of any breach of such representation and warranties) to Simmons the following:

1.  Organization and Good Standing. Sleep Train is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite limited liability power and authority to own, lease and operate properties and carry on its business.

2.  Authorization of Guarantee. Sleep Train has full corporate power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. The execution, delivery and performance by Sleep Train of this Guarantee have been duly authorized by all necessary limited liability company action on behalf of Sleep Train. This Guarantee has been duly executed and delivered by Sleep Train and this Guarantee constitutes the legal, valid and binding obligation of Sleep Train, enforceable against Sleep Train in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.  Conflicts; Consents of Third Parties.

(a)  None of the execution, delivery and performance by Sleep Train of this Guarantee will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Sleep Train; (ii) any Contract or Permit to which Sleep Train is a party or by which Sleep Train or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Sleep Train or by which any of the properties or assets of Sleep Train are bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sleep Train in connection with the execution and delivery of this Guarantee or the performance of its obligations hereunder.

4.  Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Sleep Train (without any docket or other electronic search having been conducted) threatened, that are reasonably likely to prohibit or restrain the ability of Sleep Train to enter into this Guarantee or perform its obligations hereunder.

This Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

THE SLEEP TRAIN, INC.

By:	/s/ Dale R. Carlsen
	Name:	Dale R. Carlsen
	Title:	President

Schedule 1

“Adjusted EBITDA” means the earnings before interest, income taxes, depreciation and amortization of the Company (“EBITDA”), but including to the extent not already added or deducted in EBITDA, (a) as an add-back, that portion of the annual management fee payable by the Company to Simmons equal to (i) the total management fee for the last full 12-month period ended on July 1, 2006 less (ii) $115,000, representing that portion of the fee attributable to recurring costs of the Company (e.g., audits fees, insurance and tax preparation), (b) as add-backs, any bonus expense for Senior Executives for that portion of the 2005 fiscal year from January 1, 2005 through June 30, 2005 as if bonuses for 2005 were accrued in 12 equal installments during the year, (c) as deductions, bonus expense for Senior Executives as if the anticipated bonus expense for such executives for that portion of the 2006 fiscal year up to and including the Closing Date (based on the Company’s projection’s for bonus expense for fiscal year 2006) were accrued in 12 equal installments during the year, (d) as a deduction, $20,000 relating to equity incentive compensation, (e) as a deduction, $100,000 relating to Simmons’ one-time rebate fees, and (f) as add-backs, business and occupation taxes.

Exhibit A

Closing Date Working Capital Statement

A Closing Date Working Capital Statement will be provided prior to Closing (the Preliminary Closing Date Working Capital Statement), at Closing (the Estimated Working Capital Statement) and post-Closing (the Actual Closing Date Working Capital Statement) pursuant to Article III.

Closing Date Current Assets include the sum of the following items ($ in thousands):

Cash $

Accounts Receivable, Net of Allowances $

Co-op Receivable $

Inventory $

Prepaids & Short Term Deposits $

TOTAL CURRENT ASSETS $

LESS:

Closing Date Current Liabilities includes the sum of the following items ($ in thousands):

Accounts Payable $

Accrued Liabilities $

Customer Deposits $

Salaries, Wages, Commissions &

Bonuses Payable $

Benefits & Payroll Taxes Payable $

401(k) Profit Sharing Contribution $

State Sales and Local Taxes $

Intercompany Liabilities, Net $

TOTAL CURRENT LIABILITIES $

EQUALS:

WORKING CAPITAL $________________